Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2007 First Quarter Results

CALGARY, Alberta — April 26, 2007 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported first quarter 2007 net income of $20.0 million or $0.73 per common unit (all amounts in U.S. dollars) compared to $12.4 million or $0.67 per common unit for the same period last year. The increase in net income is primarily due to the positive impact of the Partnership’s acquisitions which included a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes) on February 22, 2007, a 20 per cent general partner interest in Northern Border Pipeline Company (Northern Border) acquired in April 2006, and a 49 per cent interest in Tuscarora Gas Transmission Company (Tuscarora) acquired in December 2006. Partially offsetting these positive contributions to earnings were increased financial charges on higher outstanding debt balances.

“Net income per unit increased nine per cent in the first quarter of 2007 compared to the same period last year as a result of our recently acquired ownership interest in Great Lakes and increased ownership interests in Northern Border and Tuscarora,” said Russ Girling, CEO and chairman of TC PipeLines GP, Inc. “We are pleased with the growth of the Partnership and expect strong cash flow contributions from these investments.”

In first quarter 2007, the Partnership received cash distributions from Northern Border of $22.2 million, of which $8.9 million relates to the additional interest in Northern Border.  The total cash distributions received of $22.2 million in first quarter 2007 represent a $6.5 million increase compared to the same quarter last year.

Financial Highlights

(unaudited)	Threee months ended March 31
(millions of dollars except per unit amounts)	2007	2006
Net income	20.0	12.4
Per common unit(1)	$0.73	$0.67
Cash distributions paid	11.3	10.7
Cash distributions declared per common unit(2)	$0.65	$0.575
Weighted average units oustanding (millions)	24.6	17.5
Units outstanding (millions)	34.9	17.5

(1)             Net income per common unit is computed by dividing net income, after deduction of the general parnter’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)             The Partnership’s 2007 first quarter cash distribution will be paid on May 15, 2007 to unitholders of record as of April 30, 2007.

Recent Developments

On February 22, 2007, the Partnership acquired a 46.45 per cent interest in Great Lakes from El Paso Corporation for $733.3 million. The transaction also included the indirect assumption of approximately $209 million of Great Lakes debt for a total purchase price of approximately $942 million. The acquisition was partially financed through a private placement of 17,356,086 common units at $34.57 per common unit for gross proceeds of $600 million.  TransCanada Corporation (TransCanada), through a wholly owned subsidiary,  purchased 8,678,045 of the 17,356,086 common units issued for gross proceeds of $300 million.  The Partnership funded the balance of the total consideration with a draw on its senior credit facility, which was amended and restated in connection with this transaction.  In addition, TC PipeLines GP, Inc. maintained its two per cent general partner interest in the Partnership by contributing $12.6 million to the Partnership in connection with the equity private placement.

TransCanada, which previously held a 50 per cent interest in Great Lakes, acquired the remaining 3.55 per cent interest simultaneously with the Partnership’s acquisition of its interest.  A wholly owned subsidiary of TransCanada also became the operator of Great Lakes on February 22, 2007.

A wholly owned subsidiary of TransCanada also became the operator of Northern Border on April 1, 2007.

Net Income

The Partnership reported first quarter 2007 net income of $20.0 million or $0.73 per unit, an  increase of $7.6 million or $0.06 per unit compared to $12.4 million or $0.67 per unit for the same quarter last year.

Equity income from Northern Border was $17.8 million in first quarter 2007, an increase of $6.6 million, compared to $11.2 million for the same period last year. The increase in equity income was primarily due to the additional 20 per cent general partner interest which provided an incremental $7.0 million in equity income for the first quarter; however, Northern Border’s net income for first quarter 2007 was $1.3 million lower (approximately $0.4 million reduction to the Partnership’s net income) when compared to the same period last year.  The reduction in Northern Border’s net income for the first quarter is primarily due to increased operating expenses.

Net income in first quarter 2007 includes equity income from Great Lakes of $7.0 million.

With the acquisition of an additional 49 per cent general partner interest in Tuscarora on December 19, 2006, the Partnership now consolidates its interest in Tuscarora.

The Partnership reported transmission revenues of $6.9 million and depreciation expense of $1.6 million for first quarter 2007 related to its consolidation of the Tuscarora operations.

The Partnership’s operations, maintenance and administrative expenses of $2.0 million in first quarter 2007 increased $1.4 million compared to $0.6 million for the same period in 2006.  The first quarter 2007 includes $1.2 million related to the consolidation of Tuscarora operations.  Excluding the $1.2 million of expenses related to Tuscarora, the Partnership’s general and administrative expenses increased $0.2 million from $0.6 million in first quarter 2006 to $0.8 million in first quarter 2007.  The increase was primarily due to increased finance, tax and accounting costs.

Financial charges were $8.1 million in first quarter 2007, an increase of $7.9 million, compared to $0.2 million for the same period last year due to higher average debt outstanding and the consolidation of Tuscarora operations which included $1.2 million of financial charges.  The higher average debt outstanding was the result of additional financing in 2006 and 2007 for acquisitions.

Cash Flow

Cash Distributions Received(a)

(unaudited)	Three months ended March 31
(millions of U.S. dollars)	2007	2006
Cash distributions from original 30% general partner interest in Northern Border	13.3	13.5
Cash distributions from original 49% general partner interest in Tuscarora	—	2.2
	13.3	15.7

Increase in cash distributions due to 2006 acquisitions(b)	8.9	—
Total cash distributions received(a)	22.2	15.7

In first quarter 2007, the Partnership received cash distributions from investments of $22.2 million, an increase of $6.5 million compared to $15.7 million for the same period last year.  The Partnership incurred financing and other costs of $7.7 million in the first quarter 2007 compared to $0.8 million in the same period last year.  The total cash distributions, after deducting Partnership costs, decreased $0.4 million to $14.5 million in first quarter 2007 from $14.9 million in first quarter 2006 primarily due to increased financing charges on higher outstanding debt balances to finance the acquisitions.

(a)                                  Reconciliation of a non-GAAP financial measure:  Total cash distributions received is a non-GAAP financial measure which is the sum of equity income from investment in Northern Border, equity income from investment in Tuscarora, return of capital from Northern Border and return of capital from Tuscarora.  It is provided as a supplement to results reported in accordance with GAAP.  Management believes that this is an important measure to assist the Partnership's investors in evaluating the Partnership's business performance.

(unaudited)	Three months ended March 31
(millions of U.S. dollars)	2007	2006
Equity income from investment in Northern Border	17.8	11.2
Equity income from investment in Tuscarora	—	2.01
Return of capital from Northern Border	4.4	2.3
Return of capital from Tuscarora	—	0.2
Total cash distributions received	22.2	15.7

(b)                                 2006 acquisitions include a 20% general partner interest in Northern Border on April 6 and a 49% general partner interest in Tuscarora on December 19.

The acquisition of the additional 20 per cent general partner interest in Northern Border contributed $8.9 million to cash distributions received. Excluding the increase in the Partnership’s ownership in Northern Border, distributions from Northern Border decreased $0.2 million from $13.5 million in first quarter 2006 to $13.3 million in first quarter 2007. This decrease is due to increased operations and maintenance expenses partially offset by lower maintenance capital expenditures.  Cash balances of Tuscarora are consolidated by the Partnership effective December 19, 2006 and as a result, the Partnership ceased reporting distributions from Tuscarora after that date.  Tuscarora made capital expenditures of $0.6 million in first quarter 2007 related to compressor station expansion project in Likely, California.

Cash distributions from Great Lakes are anticipated to commence in second quarter 2007.

The Partnership’s cash distributions received in the quarter are based on the financial results of Northern Border from the previous quarter.

The Partnership paid $11.3 million of cash distributions to unitholders and its general partner in first quarter 2007, an increase of $0.6 million compared to $10.7 million for the same period in 2006. This cash distribution represents a payment of $0.60 per common unit.

The Partnership paid $733.3 million in the three months ended March 31, 2007 for its acquisition of a 46.45 per cent interest in Great Lakes which closed on Februrary 22, 2007. As described under the Recent Developments section of this report, the Partnership issued 17,356,086 common units for gross proceeds of $600 million and incurred $5.3 million of costs related to the issuance of the common units, which are recorded as a charge to Partners’ Equity. The Partnership also received a $12.6 million  capital contribution from its general partner. The Partnership borrowed $126 million under a term credit facility and borrowed $7 million under its revolving credit facility.  In addition, the Partnership repaid $9 million of the outstanding balance on its revolving credit facility.

Conference Call

Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, April 26, 2007 at 12 p.m. (Eastern).  Management will discuss first quarter 2007 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 898-9626.  A replay of the conference call will also be available two hours after the conclusion of the call and until midnight, Thursday, May 3, 2007, by dialing (800) 408-3053, then entering pass code 3220050#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com.  An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (99 per cent owns or controls).  Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s and Great Lakes operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimetary basin and in competing basins, such as the Rocky Mountains,  future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Shela Shapiro	(403) 920-7859
(800) 608-7859

Unitholder and Analyst Inquiries:		Myles Dougan
(877) 290-2772

investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Highlights

Consolidated Statement of Income

(unaudited)	Three months ended March 31
(millions of dollars except per unit amounts)	2007	2006

Equity income from investment in Great Lakes(1)	7.0	—
Equity income from investment in Northern Border(2)	17.8	11.2
Equity income from investment in Tuscarora	—	2.0
Transmission revenues	6.9	—
Operations, maintenance and administrative expenses	(2.0)	(0.6)
Depreciation	(1.6)	—
Financial charges, net and other	(8.1)	(0.2)
Net income	20.0	12.4

Net income allocation
Common units	17.9	11.7
General partner	2.1	0.7
	20.0	12.4

Net income per common unit(3)	$0.73	$0.67

Weighted average units outstanding (millions)	24.6	17.5

Units outstanding at the end of the period (millions)	34.9	17.5

Consolidated Balance Sheet

(unaudited)
(millions of dollars)	March 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and short-term investments	9.2	4.0
Accounts receivable and other	3.4	2.5
	12.6	6.5
Investment in Great Lakes(1)	740.7	—
Investment in Northern Border(2)	556.6	561.2
Plant, property and equipment	126.0	127.0
Goodwill	79.1	79.2
Other assets	3.6	3.9
	1,518.6	777.8

LIABILITIESAND PARTNERS’ EQUITY
Current Liabilities
Accounts payable	3.0	3.3
Accrued interest	3.9	1.3
Current portion of long-term debt	4.7	4.7
	11.6	9.3
Long-term debt	587.4	463.4
	599.0	472.7
Non-controlling interests	1.2	1.2
Partners’ Equity
Common units	897.7	295.6
General partner	20.4	6.5
Accumulated other comprehensive income	0.3	1.8
	918.4	303.9
	1,518.6	777.8

Consolidated Statement of Cash Flows

(unaudited)	Three months ended March 31
(millions of dollars)	2007	2006

CASH GENERATED FROM OPERATIONS
Net income	20.0	12.4
Depreciation	1.6	—
Amortization of other assets	0.1	—
Equity income in excess of distributions received	(7.0)	—
Decrease/(increase) in operating working capital	1.0	(0.1)
	15.7	12.3

INVESTING ACTIVITIES
Return of capital from Northern Border	4.4	2.3
Return of capital from Tuscarora	—	0.2
Investment in Great Lakes	(733.3)	—
Investment in Northern Border	—	(4.6)
Investment in Tuscarora	0.1	—
Capital expenditures	(0.6)	—
Other assets	(1.1)	—
	(730.5)	(2.1)

FINANCING ACTIVITIES
Distributions paid	(11.3)	(10.7)
Equity issuances	607.3	—
Long-term debt issued	133.0	—
Long-term debt repaid	(9.0)	—
	720.0	(10.7)

Increase/(decrease) in cash and short-term investments	5.2	(0.5)
Cash and short-term investments, beginning of period	4.0	2.3

Cash and short-term investments, end of period	9.2	1.8

Interest payments made	5.6	0.2

(1) Great Lakes Gas Transmission Limited Partnership

TC PipeLines, LP acquired a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes) on February 22, 2007.  Summarized operating and financial information of Great Lakes for the period Februrary 22, 2007 to March 31, 2007 and as at March 31, 2007 is as follows:

For the period February
22 to March 31
(unaudited)	2007
Operating Results
Gas delivered (million cubic feet)	98,049
Average throughput (million cubic feet per day)	2,650

Financial Results (millions of U.S. dollars)
Operating revenue	30.4
Operating expenses
Operations and maintenance	3.1
Depreciation and amortization	5.9
Taxes other than income	3.0
Total operating expenses	12.0
Operating income	18.4
Interest expense, net	(3.6)
Other income	0.2
Net income	15.0

Capital Expenditures (millions of U.S. dollars)

Maintenance	0.6

March 31,
2007
Summary Balance Sheet Data (millions of U.S. dollars)	(unaudited)
Total assets	1,105.7

Other current liabilities and reserves and deferred credits	46.6
Long-term debt (including current maturities)	450.0
Partners’ capital	609.1
Total liabilities and partners’ equity	1,105.7

(2) Northern Border Pipeline Company

For the three months ended March 31, 2007 and as at December 31, 2006, TC PipeLines, LP held a 50 per cent general partner interest in Northern Border Pipeline Company (Northern Border). For the three months ended March 31, 2006 TC PipeLines, LP held a 30 per cent general partner interest in Northern Border.  Summarized operating and financial information of Northern Border for the three months ended March 31, 2007 and 2006 and as at March 31, 2007 and December 31, 2006 is as follows:

	Three months ended March 31
(unaudited)	2007	2006
Operating Results
Gas delivered (million cubic feet)	199,988	210,711
Average throughput (million cubic feet per day)	2,280	2,403

Financial Results (millions of U.S. dollars)
Operating revenues	79.6	79.8
Operating expenses
Operations and maintenance	10.4	9.4
Depreciation and amortization	15.3	14.6
Taxes other than income	7.4	8.1
Total operating expenses	33.1	32.1
Operating income	46.5	47.7
Interest expense, net	(10.8)	(10.7)
Other income, net	0.4	0.4
Net income	36.1	37.4

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.4	3.3
Growth	—	6.6

	March 31,	December 31,
	2007	2006
Summary Balance Sheet Data (millions of U.S. dollars)	(unaudited)	(unaudited)
Total assets	1,539.5	1,544.7

Other current liabilities and reserves and deferred credits	51.0	49.8
Long-term debt (including current maturities and notes payable)	622.3	619.8
Partners’ capital	865.7	874.1
Accumulated other comprehensive income	0.5	1.0
Total liabilities and partners’ equity	1,539.5	1,544.7

(3) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common and subordinated units outstanding.  The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.